Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 78701 512.485.9530 fax: 512.485.9531 www.astrotechcorp.com
FOR IMMEDIATE RELEASE
ASTROTECH SUBSIDIARY SECURES $9.5 MILLION NASA CONTRACT
Astrotech Space Operations to Support Multiple Spacecraft Missions at the Eastern Range
Austin, Texas, July 26, 2010 — Astrotech Corporation (NASDAQ: ASTC), a leading provider of commercial aerospace services, today announced that NASA awarded its Astrotech Space Operations business unit a new contract for payload processing services for expendable launch vehicles (ELVs) and evolved expendable launch vehicles (EELVs) from Cape Canaveral Air Force Station (CCAFS) at the Eastern Range in Florida.
“We look forward to continuing our relationship with NASA in support of missions at the Eastern Range,” stated Astrotech Chairman and Chief Executive Officer Thomas B. Pickens III. “We are proud of our capabilities and facilities, and look forward to providing NASA with a full complement of processing and facility services.”
With a value not to exceed $9.5 million, this indefinite-delivery, indefinite-quantity (IDIQ) contract is for payload processing support on several upcoming NASA spacecraft missions. The contract stipulates that the multi-mission contract services are targeted to begin in fiscal year 2011 running through 2013.
From Titusville, Florida, Vandenberg Air Force Base, California and the Sea Launch Home Port facilities in Long Beach, California, Astrotech Space Operations provides all support necessary for government and commercial customers to successfully process their satellite hardware for launch, including advance planning; use of unique facilities; and spacecraft checkout, encapsulation, fueling, and transport. In its 25 year history, Astrotech has supported the processing of more than 280 spacecraft without impacting a customer’s launch schedule.
About Astrotech Corporation
Astrotech Corporation (Nasdaq: ASTC) is a commercial aerospace company that provides spacecraft payload processing and government services, designs and manufactures space hardware, and commercializes space technologies for use on Earth. The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations (ASO) subsidiary and incubates space technology businesses now focusing on two companies: 1st Detect Corporation, which is developing a mini-mass spectrometer first developed for the International Space Station; and Astrogenetix, Inc., which is developing biotech products in space and has recently developed a vaccine candidate for Salmonella.
The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.
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FOR MORE INFORMATION:
Scott Haywood
Corporate Marketing and Communications
Astrotech Corporation
512-485-9530
shaywood@astrotechcorp.com